UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):   March 6, 2009

ATLAS MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Idaho
(State or Other Jurisdiction of Incorporation)

000-31380	82-0096527
(Commission File Number)	(IRS Employer Identification No.)

630 E. Mullan Ave. Suite D , Osburn, Idaho	83849
(Address of Principal Executive Offices)	(Zip Code)

(208) 556-1181
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Atlas Mining Company (the “Company”) announced today that the Securities and Exchange Commission has issued a formal order of investigation of facts with respect to possible violations of the securities laws by the Company and its officers, directors and affiliates for the period of August 2002 through 2006.

A Special Committee of the Board of Directors of the Company was created in January, 2008 and reviewed and investigated, among other things, (i) certain of the Company’s prior issuances of equity securities and issues related thereto, and (ii) certain public statements made by the Company regarding the Dragon Mine. On August 27, 2008, the Company filed an 8-K reporting the results of the investigation. The 8-K noted that:

• “During the period beginning in 2002 and ending in early 2006, approximately 30 million shares of Common Stock were issued in violation of the federal securities laws, including the registration provisions of Section 5 of the Securities Act of 1933. The violations involved (a) misuse of SEC Registration Form S-8...(b) transfer of 9.9 million shares to related parties and affiliates that were purportedly sold under a Company Registration Statement on…SB-2 and subsequent resales without compliance with the plan of distribution contained in the Company’s SB-2...”

• “There were inaccurate statements in press releases released by the  Company including a press release dated November 28, 2006 that contained inaccurate statements regarding the production capabilities and activities at the Dragon Mine.”

• “The Special Committee has reported its findings to the staff of the SEC and has advised the staff that the Company intends to cooperate with any investigation that the SEC may commence.”

No members of the current Board of Directors were members of the Board before 2007 and the person who was CEO and president during the years 2002 through 2006 is no longer with the Company.

The Company intends to cooperate fully with the SEC investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS MINING COMPANY
(Registrant)

Date: March 6, 2009	By:	/s/ Andre Zeitoun
Andre Zeitoun
Chief Executive Officer and President